Exhibit 10.17

CONTRACT MANUFACTURING, PACKAGING AND DISTRIBUTION AGREEMENT

BETWEEN

NATIONAL TOBACCO COMPANY, L.P.

AND

SWEDISH MATCH NORTH AMERICA, INC.

September 4, 2008

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TABLE OF CONTENTS

			Page

	11.3	Expenses	21

12.	Indemnification and Limitation of Liability		22

	12.1	Indemnification by NTC	22

	12.2	Indemnification by SM	22

	12.3	Product Liability Claims	22

13.	Change of Control; NTC’s Right of First Refusal with Respect to SM’s Sale of its Chewing Tobacco Unit or Sale, Lease or Disposition of the Manufacturing Plant		23

	13.1	Adoption of Agreement	23

	13.2	NTC’s Right of First Refusal to Acquire the Manufacturing Plant	24

14.	Representations and Warranties		26

	14.1	Representations and Warranties of SM	26

	14.2	Representations and Warranties of NTC	27

15.	General Provisions		27

	15.1	Assignment	27

	15.2	Amendments; Persons Authorized to Act for the Parties	27

	15.3	Notice	27

	15.4	Force Majeure	28

	15.5	Transaction Upon and After Expiration or Termination	28

	15.6	Third Person	29

	15.7	Cumulative Remedies; Specific Performance	29

	15.8	Alternative Dispute Resolution	29

	15.9	Governing Law and Forum	30

	15.10	Nondisclosure of Confidential and Proprietary Information	30

	15.11	Severability	31

	15.12	Survival	31

	15.13	Insurance	31

	15.14	Compliance with Applicable Law	32

	15.15	Exhibits; Entire Agreement	32

	15.16	Counterparts	32

	15.17	Successors and Assigns	32

	15.18	Enumeration and Headings; Gender and Number	32

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TABLE OF CONTENTS

		Page

15.19	Construction	32

15.20	Non-solicitation of Employees	33

15.21	Publicity	33

15.22	Right to Provide Services	33

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CONTRACT MANUFACTURING, PACKAGING AND DISTRIBUTION AGREEMENT

This Contract Manufacturing, Packaging and Distribution Agreement (the “Agreement”) is made and entered into on and as of the 4th day of September, 2008 (“Effective Date”), between National Tobacco Company, L.P., a Delaware limited partnership (“NTC”), and Swedish Match North America, Inc., a Delaware corporation (“SM”).

Whereas, NTC owns facilities and equipment necessary for the production, manufacture, packaging and distribution of chewing tobacco products; and

Whereas, SM owns facilities and equipment necessary for the production, manufacture, packaging and distribution of chewing tobacco products; and

Whereas, by manufacturing the parties’ chewing tobacco products at SM’s modem plant, rather than NTC’s outdated facility, the parties can jointly achieve efficiencies in variable costs, overhead absorption and capital expense in light of increasing government regulation that they could not achieve on their own.

Whereas, SM desires to produce, manufacture, package and distribute the NTC Products (as defined herein) on behalf of NTC, and NTC desires for SM to produce, manufacture, package and distribute the NTC Products, in accordance with the terms of this Agreement.

Now Therefore, the parties hereto agree as follows:

1. Definitions. In addition to the terms that are defined herein, the terms defined below )shall have the following meanings:

1.1 Ancillary Agreements. The term “Ancillary Agreements” shall mean such additional agreements entered into by and between SM and NTC, as may be necessary to accomplish the transaction contemplated herein for the production, manufacture, packaging and distribution of the NTC Products, all as referenced herein, including, but not limited to:

(a) Provisional Lease Agreement, as defined in Section 2.3(a);

(b) Office Space and Research Laboratory Lease Agreement, as defined in Section 4.2;

(c) Equipment Lease, as defined in Section 4.3(a);

(d) Software License Agreement, as defined in Section 4.3(b);

(e) Confidentiality Agreement, as attached hereto as Exhibit A; and

(f) Permission Letter, as defined in Section 5.5(a)(2).

If a dispute arises as to such terms and conditions to be contained in any of the Ancillary Agreements, the provisions of Section 15.9 of this Agreement shall apply.

1.2 CCC. The term “CCC” shall mean the Commodity Credit Corporation.

1.3 Common Ingredients. The term “Common Ingredients” shall mean those ingredients that are listed on Schedule 5.5(a), which may be amended from time to time to include replacement ingredients comparable to the ingredients listed on Schedule 5.5(a).

1.4 Distribution. The terms “Distribution” shall mean the transportation of the NTC Products by SM to a first level distribution center.

1.5 FDA. The term “FDA” shall mean the Food and Drug Administration.

1.6 Government Agency. The term “Government Agency” shall mean any federal, state or local government or governmental agency or authority.

1.7 Leased Equipment. The term “Leased Equipment” shall mean all of the equipment, machinery, tooling, and computer and information technology equipment necessary for the production, manufacture, packaging and distribution of the NTC Products that SM shall lease from NTC in accordance with Section 4.3(a) and the Equipment Lease.

1.8 Manufacturing Plant. The term “Manufacturing Plant” shall mean SM’s manufacturing plant located at 1121 Industrial Drive, Owensboro, Kentucky 42301 or any other location that SM produces and manufactures its chewing tobacco products in the United States, as determined by SM in its sole discretion in accordance with the terms and conditions of Section 3.1.

1.9 NTC Products. The term “NTC Products” shall mean the chewing tobacco products presently produced by NTC, as more particularly described on Schedule 1.9, as may be amended from time to time, and which are to be produced, manufactured and distributed by SM Pursuant to this Agreement.

1.10 OSHA. The term “OSHA” shall mean the Occupational Safety & Health Act of 1970, as amended.

1.11 Plant Machinery. The term “Plant Machinery” shall mean the machinery, equipment, tooling, computer and information technology equipment necessary for the production, manufacture, packaging and distribution of the NTC Products, which includes such equipment (i) owned by SM (ii) leased or licensed by SM or (iii) leased or licensed to SM by NTC in accordance with Section 4.3.

1.12 Tobacco Buyout Act. The term “Tobacco Buyout Act” shall mean the Fair and Equitable Tobacco Reform Act of 2004.

1.13 TTB. The term “TTB” shall mean the Alcohol and Tobacco Tax and Trade Bureau.

1.14 USDA. The term “USDA” shall mean the United States Department of Agriculture.

1.15 Proprietary Flavor. The term “Proprietary Flavor” shall mean any flavor or ingredient supplied by NTC to SM for inclusion in an NTC Product (or New NTC Products, as applicable). Proprietary Flavors does not include the Common Ingredients listed on Schedule 5.5(a).

1.16 Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section

Access Personnel	3.2
Additional Fees	6.1(c)
Agreement	Preamble
Amended Agreement	13.1(b)(2)
Annual CPI	6.2(a)
Approved Employees	15.10(c)
Attachments	15.15
Base Rate	6.1(a)
Base Rate Increase	6.2(a)
Breach Cure Period	2.3 (a)(1)
Budget Forecast	5.2
Buy-Out Fee	13.1(b)(2)
CAGR	6.2(a)
CPI	6.1(a)
CPI Increases	6.2(a)
Capacity Limits	5.3
Confidential Information	15.10(a)
Provisional Lease Agreement	2.3(a)(1)
ffective Date	Preamble
quipment Lease	4.3(a)
Extension Cure Period	2.3(a)(2)
Firm Forecast	5.3
Five Year Annual Growth Rate	6.2(a)
Forecast Date	5.35.2
Force Majeure	15.4
Fuel Surcharges	6.1(c)
Government Expenses	6.1(b)
Incentives	4.6(b)
Initial Term	2.1
Inventory	5.5(a)
Laws	5.13
Losses	12.1
Maintenance Items	5.9(a)
Manufacturing Fee	6.1
Manufacturing Forecasts	5.3
MSDS	4.5
NTC	Preamble
NTC Indemnitees	12.2
NTC Inspection	5.12
NTC Items	5.5(a)
New NTC Products	8.2
Non-Chewing Tobacco Manufacturer Transaction	13.1(b)

Notice	15.3
Office Space and Research Laboratory Lease	4.2
Packaging Materials	5.5(a)(2)
Permission Letter	5.5(a)(2)
Permits	4.4
Policy for Ingredients	4.5
Pre-Manufacturing Activities	4.6(a)
Pre-Manufacturing Performance Standards	4.6(a)
Previous Year	6.2(b)
Product Development	5.7
Product Liability Claims	12.3
Provisional Lease Agreement	23(a)(1)
Renewal Term	2.2
Right of Access	3.2
Right of First Refusal	13.2
SM	Preamble
SM Base Distribution	6.1(a)
SM Chewing Tobacco Unit	13.2
SM Indemnitees	12.1
SM Items	5.5(a)
Software License Agreement	4.3(b)
Specifications	4.5
TMA	13.1(b)(2)a
Term	2.2
Termination Period	2.2
Volume Increase Adjustment	6.2(c)
Volume Reduction Fee	6.2(b)
Year 1 Pounds	13.1(b)(2)a
Year 2 Fee	13.1(b)(2)
Year 2 Pounds	13.1(b)(2)a
Year 2 Pounds Calculation	13.1(b)(2)b
Year 3 Fee	13.1(b)(2)
Year 3 Pounds	13.1(b)(2)b

2. Term of Agreement.

2.1 Term of Agreement. The initial term of this Agreement shall commence on the Effective Date and continue for a ten (10) year period (the “Initial Term”).

2.2 Renewal Terms of Agreement. Upon the expiration of the Initial Term, this Agreement shall automatically renew for five (5) successive ten year periods (each a “Renewal Term” and, collectively the “Renewal Terms”), unless (a) a party delivers written notice to the other party at least one-hundred and eighty (180) days prior to the commencement of a Renewal Term of its intent to terminate this Agreement two (2) years from the date of the commencement of such Renewal Term (“Termination Period”) or (b) the Agreement is otherwise terminated or cancelled pursuant to the terms herein. The Initial Term and the Renewal Terms shall be collectively referred to herein as the “Term.” In the event that SM elects to terminate this Agreement in accordance with the terms and conditions of this Section set forth above, NTC may, in its sole discretion, elect to commence the Provisional Lease Agreement, upon delivery of written notice to SM as set forth in Section 2.3(a)(1), which shall automatically commence on the next calendar day after expiration of the Termination Period.

2.3 Termination of Agreement. NTC shall have the right, but not the obligation, to terminate this Agreement pursuant to Sections 2.2, 2.3(a)(1) and 2.3(a)(3), and as otherwise provided herein. SM shall have the right, but not the obligation, to terminate this Agreement pursuant to Sections 2.2, 2.3(b) and as otherwise provided herein. A termination of this Agreement for any reason by any party shall automatically constitute a simultaneous cancellation and termination of all Ancillary Agreements as of the effective termination date, except as otherwise provided in this Agreement and/or the Ancillary Agreements.

(a) Events of Default by SM.

(1) If SM breaches any material provision of this Agreement and such breach is not cured to NTC’s reasonable satisfaction within a period of sixty (60) calendar days (“Breach Cure Period”) after NTC delivers written notice to SM describing the breach in sufficient detail to allow SM to initiate a cure, the term of the Provisional Lease Agreement between NTC and SM, substantially in the form of Exhibit B (“Provisional Lease Agreement”), shall commence on the next calendar day after expiration of the Breach Cure Period and receipt by SM of written notice from NTC that NTC will initiate the Provisional Lease Agreement unless NTC opts to terminate this Agreement or accept such incident of breach as set forth in Section 2.3(a)(2). Pursuant to the terms of, and following commencement of, the Provisional Lease Agreement, this Agreement shall be modified as set forth in the Provisional Lease Agreement and SM shall lease to NTC the portion of the Manufacturing Plant and Plant Machinery utilized by SM for the production, manufacture, packaging and distribution of the NTC Products. Upon commencement of the Provisional Lease Agreement, the obligations of SM hereunder to manufacture, produce, package and distribute the NTC Products shall forever cease and SM shall have no liability pursuant to the terms of this Agreement for acts or omissions occurring after commencement of the Provisional Lease Agreement.

(2) Instead of opting to initiate the Provisional Lease Agreement following an uncured breach in the manner set forth herein, NTC shall have the right, but not the obligation, to (i) terminate this Agreement after expiration of the Breach Cure Period after delivery of written notice of termination to SM, if such incident of breach of a material provision remains uncured to the reasonable satisfaction of NTC; (ii) accept such incident of breach; or (iii) elect to extend the Breach Cure Period as provided herein. At the expiration of the Breach Cure Period, NTC shall have the right, but not the obligation, to extend the Breach Cure Period upon delivery of written notice to SM for twelve (12) successive 30 day periods (“Extension Cure Period”). If at the end of the twelve (12) Extension Cure Periods SM has not cured such incident of breach that triggered the Breach Cure Period, NTC shall either: (i) accept such incident of breach; (ii) terminate this Agreement; or (iii) elect to commence the Provisional Lease Agreement. If NTC accepts such incident of breach during either the Breach Cure Period or Extension Cure Period, NTC waives its rights to (i) terminate this Agreement and (ii) elect to commence the Provisional Lease Agreement, with respect to such incident of breach only. Failure by NTC to notify SM in writing of its intention to (i) commence an Extension Cure Period; (ii) terminate this Agreement; or (iii) elect to commence the Provisional Lease Agreement all in the manner set forth herein shall cause this Agreement to continue in full force and effect, and NTC waives its right to terminate this Agreement or commence the Provisional Lease Agreement with respect to such incident of breach only.

(3) If SM materially refuses, halts, suspends, terminates, delays or stops the production, manufacture, packaging and/or distribution of the NTC Products without cause (excluding repairs, scheduled maintenance and holidays) for a period of at least fourteen (14) calendar days, NTC may at any time after such period elect to commence the term of the Provisional Lease Agreement pursuant to the terms of the Provisional Lease Agreement upon prior written notice to SM.

(4) If SM files a petition in bankruptcy, or a petition in bankruptcy is filed against SM, or SM becomes insolvent, bankrupt, or makes a general assignment for the benefit of its creditors, or goes into liquidation or receivership, in the event SM is unwilling or unable to continue with its obligations of production, manufacturing and distribution of the NTC Products hereunder, NTC shall, subject to approval by the Trustee in Bankruptcy and the Bankruptcy Court, have (i) a right of first refusal to purchase the Manufacturing Plant provided (x) NTC agrees to assume by contract assignment any then existing tobacco product manufacturing agreement(s) applicable to the Manufacturing Plant in effect at that time in which SM has duties similar to some or all of the SM duties in this Agreement (and subject to the specific written approval of such third parties to such contract assignment) and (y) NTC’s purchase price for the Manufacturing Plant meets or exceeds the price at which the bankruptcy trustee or debtor-in-possession proposes to sell the Manufacturing Plant and such sale is approved by the Bankruptcy Court; or (ii) terminate this Agreement upon delivery of written notice to SM.

(b) Events of Default by NTC. If NTC breaches any material provision of this Agreement and such breach is not cured to SM’s reasonable satisfaction after SM delivers written notice of such breach to NTC within a period of (i) thirty (30) days in the case of a payment default; (ii) ninety (90) days in the case of a failure to comply with a reporting or forecasting obligation or a material default of any other obligation of NTC, except as otherwise provided in this Section 2.3(b); or (iii) two (2) years in the case of bankruptcy, liquidation, receivership or insolvency of NTC or NTC makes a general assignment for the benefit of its creditors, SM may terminate this Agreement after the expiration of the applicable period to cure.

(c) Termination by Mutual Agreement. This Agreement may be terminated or amended by mutual written agreement of the parties at any time.

(d) Non-Waiver. Termination of this Agreement by default or breach by a party shall not constitute a waiver of any rights of the other party in reference to services performed prior to such termination, including but not limited to, the right to payments hereunder, rights to be reimbursed for out-of-pocket expenditures or any other rights such other party might have under this Agreement at law, in equity or otherwise.

2.4 Mediation Remedy. If a dispute arises out of this Agreement and if the dispute cannot be settled through negotiation, the parties agree to try in good faith to settle the dispute by mediation before resorting to arbitration, litigation, or some other dispute resolution procedure. The parties agree to use The Center For Dispute Resolution Inc., located in Cincinnati, Ohio. The fees for the mediation will be borne equally by the parties.

3. Manufacturing Plant.

3.1 Location of the Manufacture of the NTC Products. SM shall produce, manufacture, package and distribute the NTC Products at the Manufacturing Plant. If at any time during the Term of this Agreement SM intends to transfer, move or relocate the production, manufacture, packaging and distribution of its chewing tobacco operations, SM shall provide NTC with 180 days prior written notice of such intention to transfer the production of its chewing tobacco operations to another facility or site in the United States. The result of any such transfer, move or relocation of the chewing tobacco operation of SM or Manufacturing Plant will not result in an increase to the Manufacturing Fee.

3.2 Access to the Manufacturing Plant. At all times during normal business hours during the Term and subject to the terms hereof, NTC’s designated employees, agents or authorized representatives, including, but not limited to, any auditors of NTC, (“Access Personnel”) shall have the right of access to those areas of the Manufacturing Plant specific to the production, processing, packaging and distribution of NTC Products (“Right of Access”). SM reserves the right to limit the number of Access Personnel to a number of individuals deemed reasonable and which will not unduly interrupt or disrupt normal operations at such Manufacturing Plant. NTC shall submit to SM the names of the Access Personnel not directly employed by NTC for approval, which shall not be unreasonable withheld and based on the determination that such Access Personnel does not work for a competitor (other than NTC). Such Access Personnel shall at all times while at the Manufacturing Plant. comply with SM rules of conduct (a copy of which shall be provided to NTC) and they shall be accompanied by one or more SM representatives. Each of the Access Personnel shall be bound in writing to the NTC duties of confidentiality , provided hereunder and the Confidentiality Agreement prior to SM allowing access to the Manufacturing Plant by such Access Personnel. NTC shall provide evidence of such writing to SM after request by SM. Notwithstanding the foregoing, SM reserves the right to limit or deny access to the Manufacturing Plant to any Access Personnel that SM considers detrimental to SM’s operation due to a violation of the rules of conduct of SM.

4. Pre-Manufacturing.

4.1 Pre-Manufacturing Schedule. NTC and SM shall cooperate in the performance of the Pre-Manufacturing Activities (defined below) in order to commence the production, manufacture, packaging and distribution of the NTC Products at the Manufacturing Plant with a target of 180 days from the Effective Date. NTC will provide sufficient quantities of NTC Products, as mutually agreed upon by SM and NTC, for SM to use as control products during this six month start-up period. These start-up NTC Products will be used to ensure SM’s ability to produce the NTC Products. NTC certifies that the NTC Products have at least a four month shelf life to cover development time. Such NTC Products will be supplied at NTC sole expense.

4.2 Plant Construction. SM shall, at its own cost, construct such new facilities, or expand or modify the existing Manufacturing Plant, as necessary to produce, manufacture, package, store, inventory and distribute the NTC Products under this Agreement, including all materials, components, and other items for the NTC Products in accordance with the terms and conditions of this Agreement. SM shall provide all utilities for construction and operation of the Manufacturing Plant, including, but not limited to, gas, water and electricity. Contemporaneously herewith, SM and NTC shall enter into a lease for office and research laboratory space at the Swedish Match Leaf location at 1100 Ewing Road, Owensboro, Kentucky 42301 or such other facility as mutually agreed and as set forth in Exhibit C (“Office Space and Research Laboratory Lease”). NTC will be responsible for all costs, procurement and installation of all furnishings and equipment that it requires at such facility.

4.3 Plant Machinery. Except as otherwise provided herein, SM shall purchase, procure, maintain, lease, license and provide all necessary machinery and equipment for the production, manufacture, packaging and distribution of the NTC Products. SM shall also license and/or lease from NTC the Leased Equipment under the terms and conditions set forth in the following agreements to be entered into by and between NTC and SM:

(a) equipment lease agreement for the Leased Equipment substantially in the form of Exhibit D (the “Equipment Lease”); and

(b) license agreement for software for the Leased Equipment substantially in the form of Exhibit E (the “Software License Agreement”).

The Manufacturing Fee as set forth in Section 6.1 includes all costs incurred by SM for the procurement, maintenance, lease and license of Plant Machinery. The Leased Equipment may be used by SM for the production, manufacture, packaging and distribution of the NTC Products and any similar products of SM and other parties, including, but not limited to, chewing tobacco.

4.4 Permits. SM shall, at its own costs and expense, obtain and/or maintain any necessary permits or other governmental approvals; including, but not limited to, those required by the FDA, with respect to the construction and operation of the Manufacturing Plant and the production, manufacture, packaging and distribution of the NTC Products as of the Effective Date (the “Permits”). All costs for Permits required in the future shall be paid by SM; provided, however, the costs of such Permits attributable to the NTC Products that SM would not have otherwise incurred absent this Agreement shall be allocated to NTC on the applicable per unit basis. NTC will fully cooperate with SM, at NTC’s own cost and expense, in obtaining any necessary Permits.

4.5 Specifications. NTC shall provide to SM, in, writing, all quality and composition requirements, components, manufacturing instructions, coded recipes, NTC Items (defined below in Section 5.5(a)), inspection standards and other documents and data (collectively, the “Specifications”) reasonably required by SM to produce, manufacture, package and distribute the NTC Products under this Agreement. SM shall keep and treat the Specifications as Confidential Information as provided for in Section 15.10 and the terms and conditions of the Confidentiality Agreement. SM must review and pre-approve all Specifications for the purpose of assuring that SM is capable of providing the enumerated services hereunder for the NTC Products within said Specifications and within the pricing assumptions of the Base Rate. All Specifications provided by NTC must comply with the SM Policy for Ingredients (“Policy for Ingredients”) attached hereto as Schedule 4.5. If during the Term, SM or any affiliate of SM changes or amends the SM Policy for Ingredients so that the Specifications for the NTC Products do not comply with such amended Policy for Ingredients, then SM must use commercially reasonable efforts to obtain an exemption to allow non-compliance for the Specifications. If SM is unable to obtain such compliance exemption for the Specifications, then NTC may either (i) revise the non-complying Specifications, and such revisions shall be at the sole cost and expense of SM; or (ii) elect to trigger the application of the provisions of Section 8.2 for the NTC Products with the non-conforming Specifications. Any reduction to the volume of the NTC Products as a result of NTC moving the production of the NTC Products with the non-conforming Specifications or because of an amendment or change to the Policy for Ingredients shall not be included in the volume of the NTC Products when determining the Volume Reduction Fee. Once Specifications are approved by SM, NTC will not modify or amend the Specifications unless authorized in advance, in writing, by SM, such approval not to be unreasonably withheld and as set forth in Section 8. SM shall ensure that the necessary processes and quality systems are in place to comply with the Specifications for the production, manufacture, packaging and distribution of the NTC Products. NTC will be responsible for, and will directly and timely pay each vendor for all costs associated with the development and delivery to SM of material safety data sheets (“MSDS”) for each Proprietary Flavor.

4.6 Pre-Manufacturing and Start-Up.

(a) Pre-Manufacturing Activities. SM shall be responsible for the installation, start-up and trial of the Plant Machinery, and all other activities necessary to prepare the Manufacturing Plant for the production, manufacture, packaging and distribution of the NTC Products (“Pre-Manufacturing Activities”). The Pre-Manufacturing Activities shall include specific process and inspection plans, targets of achievement (as they pertain to product quality), and all other standards or requirements for the Pre-Manufacturing Activities (collectively, the “Pre-Manufacturing Performance Standards”). SM shall (i) procure from NTC or third parties all equipment, parts, ingredients, components or materials which are needed and (ii) conduct such activities that are necessary to achieve the Pre-Manufacturing Performance Standards during the Pre-Manufacturing Activities period. NTC will be responsible for all costs associated with related artwork and cylinder charges including, but not limited to, packaging material changes. In the event that sample batches, in whole or in part, are reused or reworked into NTC Products by NTC (in its discretion), at its facilities, NTC shall reimburse SM for its proportional expense of such materials used for such sample batches and labor costs saved by NTC.

(b) Pre-Manufacturing Training. Upon the request of SM, NTC shall provide adequate support and assistance to SM as necessary to successfully complete the Pre-Manufacturing Activities. For a period of six (6) months after the Effective Date of this Agreement, SM shall have the exclusive right to seek any national, state and local economic and tax incentives which may be provided by the Commonwealth of Kentucky, City of Owensboro, or other third parties to the parties as a result of the activities engaged in by the parties in connection with or during the performance of this Agreement or the production, manufacture, packaging and distribution of the NTC Products (collectively, the “Incentives” and individually an “Incentive”). After the expiration of such six (6) month period, NTC shall also have the right to seek all possible Incentives. Any Incentives obtained by either party shall remain the exclusive benefit of such party.

4.7 Tax Matters. As of the Effective Date, SM shall be responsible for payment of all federal excise taxes associated with the production, manufacturing, packaging and distribution of the NTC Products, and such taxes are reflected in the Government Expenses component of the Manufacturing Fee. Any increases in federal excise tax during the Term will be timely paid by NTC in a mutually agreeable manner, either by adjusting the Manufacturing Fee or direct billing and payment.

5. Manufacturing.

5.1 Exclusive Manufacturer. During the Term of this Agreement, SM shall be the exclusive manufacturer of the NTC Products set forth in Schedule 1.9, as may be amended from time-to-time to add any New NTC Products, subject to the terms and conditions of Section 8.

5.2 Budgeting Process. Upon execution of this Agreement, NTC will provide SM with a twelve month forecast for calendar year 2009 in accordance with the informational requirements of Schedule 5.2. On or before July 1 of each year during the Term, NTC shall provide SM with the next calendar year’s anticipated annual volumes of NTC Products to be produced, manufactured, packaged and distributed pursuant to this Agreement, subject to the terms and conditions of the Confidentiality Agreement (“Budget Forecast”) in accordance with the Informational Requirements of Schedule 5.2. The parties understand and agree that the Budget Forecast provided by NTC each year is only the best estimate of NTC at that time and does not create a binding obligation for NTC to meet such volumes specified on the Budget Forecast.

5.3 Manufacturing Process. Throughout the Term, NTC shall provide SM with monthly rolling forecasts of NTC’s manufacturing requirements for the NTC Products for the immediately succeeding six (6) months (“Manufacturing Forecasts”). Such Manufacturing Forecasts shall be supplied on or before the first day of each calendar month (“Forecast Date”). The Manufacturing Forecasts shall provide the requirements for the NTC Products on a SKU by SKU basis and by first level distribution center. The Manufacturing Forecast will be used by SM as part of its material resource planning process, and, as such, NTC will be responsible for the costs of any materials, which are located in the Manufacturing Plant or on the floor at the supplier, that have been obtained by SM based on the Manufacturing Forecasts and used exclusively in the NTC Products. The quantities of the NTC Products reflected in the first month of the Manufacturing Forecast will be broken down on a weekly basis, by SKU for each first level distribution center, and may only be modified by prior written notice from NTC to SM which must be approved by SM and such approval shall not be unreasonably withheld (“Firm Forecast”). SM shall have the obligation to satisfy each Firm Forecast, with the understanding that if the volume of any Firm Forecast exceed the monthly capacity limits for the production of the NTC Products (“Capacity Limits”) set forth on Schedule 5.3 by more than seven percent (7%), then NTC will incur a ten percent (10%) increase to the Base Rate for only those amounts that exceed 107% of the Capacity Limits. Capacity Limits shall be revised by SM on an annual basis and such revisions shall be based upon on the percentage change in volume of the NTC Products in the preceding calendar year. Furthermore, additional increases in quantities to such Firm Forecast may result in additional costs (a reasonable estimate of such costs to be identified to NTC prior to production for NTC’s approval), which also will be reflected in an adjusted Manufacturing Fee for those NTC Products required in such Firm Forecast. SM shall provide NTC, in writing, with a production schedule reflecting the production completion dates and SKUs for the NTC Products as soon as such schedule is determined by SM and/or if SM alters such production schedule with respect to the NTC Products. NTC acknowledges that SM will require the flexibility to build inventory for planned Manufacturing Plant shut downs and agrees to reasonably cooperate with SM.

Forecast Model

Forecast Date:	June 1

Manufacturing Forecasts:	July 1 – December 31

Firm Forecast by SKU and Distribution Center:	July 1 - July 31

5.4 Manufacturing Capacity. SM shall give NTC written notice as soon as practicable after SM becomes aware of, and at minimum ninety (90) days prior to, any potential or regularly scheduled shut-downs. Even if SM provides notice of a potential or regularly scheduled shut-down more than ninety (90) days before such shutdown, the Capacity Limits for the month(s) of such shutdown shall not be reduced and the amount of the NTC Products on the applicable Manufacturing Forecast shall still be met. Notwithstanding the foregoing, SM shall give NTC six (6) months prior written notice of any and all labor negotiations.

5.5 Manufacturing Components.

(a) Inventory. On behalf of NTC, SM shall order all tobacco leaf material and Proprietary Flavor (the “NTC Items”) that must be used in the production, manufacture and packaging of the NTC Products in accordance with any and all instructions or guidelines provided by NTC, which shall be approved by SM in accordance with Sections 4.5 and 8.1. NTC shall pay for such NTC Items, including freight costs. NTC will notify SM of any special storage instructions for the NTC Products, including, but not limited to, conditioned space and refrigeration. SM will take possession of NTC Items upon delivery at the Manufacturing Plant. SM shall, at its sole cost and expense, provide the Packaging Materials and all other standard packing materials and Common Ingredients (as per Schedule 5.5(a)) required for the production, manufacture, packaging and distribution of the NTC Products based upon the Specifications (the “SM Items”). SM shall provide NTC with monthly reports that list the amounts of NTC Items and SM Items on site and ordered for each item of Inventory and any other information that NTC should reasonably request be included in such reports. NTC Items, SM Items, Packaging Materials and any NTC Products produced, manufactured and packaged by SM hereunder shall be collectively referred to herein as “Inventory.”

(1) Certification of Tobacco Leaf. NTC will supply tobacco leaf to SM, NTC shall supply SM with any USDA, FDA or other Government Agency certifications required for tobacco leaf. NTC shall supply written certifications from its suppliers to SM, with each shipment, that all tobacco purchased and provided to SM hereunder by NTC and used in the production, manufacture and packaging of NTC Product in the Manufacturing Plant will be free from disease, defects, contamination by illegal or unauthorized pesticides, or other problems that would render such tobacco as defective and prohibit its use in the NTC Product under applicable Law. NTC will bear all costs associated with such defective tobacco supplied by NTC or its agents, including but not limited to storage and destruction, recalls, returns, and any applicable fines, penalties, levies and other expenses. NTC shall use its best efforts to assure that all tobacco delivered to SM by NTC or its agents will have undergone the same strict processing standards as were adhered to by NTC immediately prior to the Effective Date of this Agreement.

(2) Packaging Materials. SM shall purchase the foil, cartons, and all other necessary materials for the packaging of the NTC Products (“Packaging Materials”), in accordance with any and all instructions or guidelines provided by NTC, which shall be approved by SM for the purpose of assuring that SM is capable of performing its obligations within any such instructions or guidelines. NTC will be responsible for conducting all shelf life studies associated with the NTC Product in the Packaging Materials. If SM packages the NTC Products in conformity with the Specifications, it is understood and agreed that SM assumes no responsibility or liability for any adverse consumer perception or action of any kind against NTC or third parties due to any NTC requested packaging changes and NTC shall defend and indemnify SM and hold it harmless from any resulting legal action, including payment of SM’s reasonable attorneys’ fees. NTC will be solely responsible for insuring that all Packaging Materials required in the Specifications conform to all applicable Laws. To the extent required by SM’s vendors of the Packaging Materials, NTC shall grant written permission to said vendors to provide to SM any of the proprietary Packaging Materials for the sole and limited purpose of carrying out the terms of this Agreement in accordance with the terms and conditions hereof. Such permission shall be substantially in the form of the attached Exhibit F (“Permission Letter”). NTC shall provide SM with at least one hundred and fifty (150) days prior written notice of any changes to the Packaging Materials which must be approved by SM, which shall not be unreasonably withheld. Any revisions to such Packaging Materials by NTC are subject to the terms and conditions of Section 8.1. All Packaging Materials will be ordered as per the example in Schedule 5.5(a)(2) Packaging Material Ordering Matrix and in accordance with the minimum order guaranties for foil and cartons set forth on Schedule 5.5(a)(2)(i). If SM intends to order more than 120 sales days of inventory, based upon the Budget Forecast provided pursuant to Section 5.2, for the Packaging Material for any NTC Products, then SM must notify NTC of such order and allow NTC an opportunity to, (i) approve such order and accept all potential obsolescence associated with the order, or (ii) modify such order and accept all incremental costs associated with the smaller volume runs at the supplier. NTC will provide a response to SM regarding its request to order certain Packaging Materials beyond 120 Sales Days within 5 business days of receiving such notification and if NTC does not respond within 5 business days, SM will order such quantities of the Packaging Material described in the notice in accordance with the Packaging Material Ordering Matrix set forth on Schedule 5.5(a)(2). SM will use commercially reasonable efforts to minimize obsolescence of any Packaging Materials; provided, however, the costs of all Packaging Materials purchased by SM for use in NTC Products, whether stored at an SM location or at the supplier and which is based on the Manufacturing Forecast is the responsibility of NTC. If SM changes its specifications for packaging of the NTC Products, SM must give NTC 120 days prior written notice of any such changes to the packaging specifications of SM that will affect the NTC Products and SM shall, at its own cost and expense, test the NTC Products with the new packaging specifications. SM will request NTC approval, not to be unreasonably withheld, when it intends to test NTC Products with packaging specifications other than those provided by NTC to SM. NTC must respond to SM’s request for approval of such testing on the NTC Products within ten days or such request is deemed approved. SM will be responsible for all costs of any obsolescence of Packaging Materials caused by changes to the packaging specifications initiated by SM.

(b) Promotional Materials. NTC shall have the right to contract with third parties for the final packaging of promotional materials related to the NTC Products. SM may, at NTC’s sole discretion, submit a bid to obtain a contract with NTC for the final packaging of any such promotional materials. NTC shall be under no obligation to award SM a contract for any final packaging of promotional materials. If NTC does award SM a contract to provide the final packaging of promotional materials for NTC, the costs to be paid to SM that are associated with the final packaging of the promotional materials shall be in addition to the Manufacturing Fee and shall be invoiced in accordance with the terms and conditions of Section 7.

(c) Use of NTC Items. NTC Items may not be sold by SM to third parties and/or utilized by SM, except as otherwise provided herein, without the prior written permission of NTC.

5.6 Intentionally Omitted.

5.7 Product Development; Pre-Production Processing. SM shall make a reasonable amount of time and space available to NTC on the manufacturing line at the Manufacturing Plant to allow NTC to produce samples of NTC Products and to perform test runs for the development (“Product Development”) of potential new products for NTC. NTC will not be allowed to conduct any Product Development at the Manufacturing Plant during the Pre-Manufacturing Activities phase of this Agreement. NTC shall provide at least thirty (30) days written notice to SM to schedule the space and time for the Product Development. All test run product and samples of potential new NTC Products shall be stored in a segregated area in the Manufacturing Plant and NTC Access Personnel shall be granted reasonable access rights thereto in accordance with Access Rights set forth above. NTC will be responsible for all direct costs, including, but not limited, to labor and materials, associated with the Product Development and SM shall provide a detailed breakdown of all direct costs within 15 calendar days of NTC’s notice of Product Development. (SM will provide a detailed estimate of direct costs in advance). Should NTC wish to utilize SM’s third party sensory panel group contractors to test products or for other approved purposes, NTC must provide SM with reasonable advance written notice. If SM approves such use of the sensory panel group within its sole discretion, NTC will be responsible for all costs associated with such use.

5.8 Work Force for Manufacturing. SM shall provide a fully trained and skilled work force, including management, labor and technical services, sufficient to perform all of its obligations under this Agreement. If at any time within the first two (2) years from the Effective Date SM requires additional labor to perform its obligations under this Agreement, SM will first consider offering such additional positions to the employees qualified for such positions that were employed by NTC during the calendar year prior to the Effective Date, all subject to then applicable SM hiring practices, including, but not limited to, acceptable background check and drug testing, and in all instances SM, in its sole discretion, shall hire the best qualified candidate. All employee hiring and firing decisions shall be at SM’s sole discretion. All SM personnel shall be and remain employees of SM and shall not be considered employees of NTC. SM shall bear all legally required responsibilities for the SM personnel. Except as otherwise specifically set forth herein or as required by applicable law, the relationship between SM and NTC shall be that of an independent contractor. Neither SM employees, nor its directors, officers, agents or other SM personnel shall be considered employees of NTC, and none of such individuals of SM shall, as a result of this Agreement, be entitled to participate in any pension, stock, bonus, profit sharing or other benefit plans for NTC’s employees.

5.9 Maintenance and Consumables.

(a) Maintenance. SM shall maintain and repair all Plant Machinery used by SM in the production, manufacture, packaging and distribution of the NTC Products, including, but not limited to, the Leased Equipment. SM shall purchase, own and maintain all necessary inventories of replacement parts for the machine specifications. Replacement parts and materials for the Leased Equipment shall be of equal or better quality than such items purchased and stocked for the equipment owned by SM (“Maintenance Items”). The maintenance and repair cost, including the on-going replenishment of the inventory items described as Maintenance Items, shall be paid by SM and such cost shall be covered by the Manufacturing Fee. In relation to the Plant Machinery and Maintenance Items, both parties agree to the following:

(1) SM shall keep detailed maintenance records for all Leased Equipment in accordance with SM’s then current maintenance record keeping policy for its own equipment of a similar nature.

(2) After termination of this Agreement, SM shall provide NTC or any designee of NTC all maintenance records kept pursuant to Section 5.9(a)(l).

5.10 Responsibility Allocation of Manufacturing Activities.

(a) Production Yield. SM will utilize commercially reasonable efforts to maximize the production yield on all of the NTC Products it produces hereunder. SM will track production yields on the NTC Products in accordance with its then current policy for tracking its own product production yields and communicate the results to NTC.

(b) Process Control. NTC’s Access Personnel shall have the Right of Access to the Manufacturing Plant pursuant to Section 3.2. At all times during the production, manufacture, packaging and distribution of the NTC Products, Access Personnel shall have the right to observe and inspect the processes, methods, techniques, actions and activities utilized by SM’s employees or agents used during the production, manufacture, packaging and distribution of the NTC Products in order to meet the requirements of SM hereunder. NTC and/or SM, as appropriate, in conjunction with the other party hereto, will take corrective measures for any instance in which the NTC Product falls outside the Specifications.

(c) Quality Control. SM shall utilize quality control services in the manufacturing, production, packaging, distribution of the NTC Products to a comparable extent and degree that SM monitors the quality of its own products of a similar nature, all in accordance with the IS0 standards of SM. NTC’s Access Personnel shall have the right to reasonably monitor or audit the quality control process utilized by SM.

5.11 Inventory Control. SM shall routinely perform thorough inspections and inventory all Inventory located at the Manufacturing Plant in accordance with SM inventory control practices set forth on Schedule 5.11. Access Personnel of NTC shall have the right to observe the inspection of the Inventory and may audit the Inventory records at any time upon reasonable notice. SM shall provide NTC with secure segregated storage space at the Manufacturing Plant for the storage of the Proprietary Flavor. SM shall be responsible for the inventory management of all Inventory.

5.12 Completion of Manufacture; Inspection. Throughout the Term, SM will utilize its then current quality standards and practices to assure NTC Product is in compliance with Specifications. NTC may conduct periodic and reasonable inspections (each an “NTC Inspection”) of the NTC Products in a manner that will not unduly disrupt SM operations. Upon reasonable request by NTC, SM shall transport any NTC Products designated for inspection to a mutually agreed location within the Manufacturing Plant. NTC may conduct reasonable audits of the Manufacturing Plant and process associated with the manufacture, production and packaging of NTC Products at any time upon reasonable prior notice, but limited to no more often than once every calendar quarter. SM shall reasonably cooperate with NTC during any audit. SM shall give prompt notice to NTC of any defects or discrepancies it discovers in the NTC Products. SM shall rerun, repair or correct any material defects or discrepancies in the NTC Products that are discovered by either SM or NTC. SM shall be responsible for all costs associated with any such rerun, repair or corrective actions; provided, however, NTC will be responsible for all costs associated with any such rerun, repair or corrective action if due to (i) non-conforming materials/ingredients supplied by NTC or the vendors of NTC, (ii) gross negligence or willful misconduct of NTC or (iii) any other action directly caused by NTC.

5.13 Compliance with Regulations. SM shall comply with all laws of any Government Agency, including, but not limited to, environmental, manufacturing, hazardous materials compliance, OSHA, TTB, USDA, CCC, Tobacco Buyout Act and FDA (collectively, “Laws”), with respect to the production, manufacture, packaging and distribution of the NTC Products and/or the operation or maintenance of the Manufacturing Plant. SM shall obtain NTC’s prior written approval, not to be unreasonably withheld, for any report required by Laws to be submitted by SM regarding the NTC Products. NTC will be responsible for all government reporting applicable to NTC Products for 2008. Beginning with the 2009 reporting year, SM will assume responsibility for government mandated tobacco ingredient and constituent reporting for NTC Products manufactured under this Agreement provided NTC provides SM with the specific ingredient information in a format and timeframe that allows SM to prepare, obtain NTC approval, and submit reports that timely meet the reporting requirements and, where possible, include such NTC Products information in a composite format with SM products to better protect proprietary information. NTC shall provide all necessary ingredients information necessary for government reporting. NTC is responsible for securing all necessary consents from suppliers for any required ingredient disclosures. SM shall pay all costs, fees and expenses to comply with all FDA regulations as they exist as of the Effective Date that impact both SM and NTC equally. Any future increases in such FDA related costs attributable to the NTC Products that SM would not have otherwise incurred absent this Agreement shall be allocated to NTC on the applicable per unit basis and reflected in an amended Manufacturing Fee. SM shall comply with all necessary reporting obligations to comply with any of the Laws. SM shall indemnify NTC for any loss, expense, cost or damages, including penalties, interest and reasonable attorneys’ fees, incurred by NTC as a result of SM’s failure to comply with such Laws. SM shall, at its own cost and expense, comply with all Laws regarding testing and/or analysis of the NTC Products. If SM voluntarily executes or participates in any agreement or settlement, including without limitation, the Smokeless Tobacco Master Settlement Agreement and any other smokeless tobacco settlement agreement, that may affect, restrict, limit, impede or impact the production, manufacture, packaging or distribution of any NTC Product by SM at the Manufacturing Plant the parties will work together to eliminate any adverse impact such settlement has on the production, manufacture, packaging or distribution of NTC Products. If the parties are not able to eliminate the adverse impact on the NTC Products, NTC may, in its sole discretion, elect to commence the Provisional Lease Agreement in accordance with the terms and conditions of Section 2.3(a). NTC must elect to commence the Provisional Lease Agreement within two (2) years of the execution of an agreement by SM that would trigger NTC’s rights under this Section or NTC will be deemed to have forever waived the right to trigger the Provisional Lease Agreement with respect to that isolated agreement.

5.14 Supply of Information. SM shall furnish NTC with periodic reports consistent with the normal reporting practices of SM or as otherwise mutually agreed, including, but not limited to, reports regarding (i) governmental reporting, (ii) a reconciled inventory statement, which includes all work in progress, production, finished goods and any other required information, and (iii) manufacturing, all to be in a form and provided at such times or intervals as may be reasonably requested by NTC. SM shall keep accurate records and statements of accounts relating to the NTC Products produced, manufactured, packaged and distributed by SM. During SM’s regular business hours, NTC shall, with reasonable prior notice, have a right to inspect such records during the Term and for one (1) year after the termination or cancellation of this Agreement, or longer if required by Laws. Each party shall promptly provide the other party with any facts or information which would reasonably be expected to materially affect the production, manufacture, packaging and distribution of the NTC Products or as needed to achieve the purposes of this Agreement, including, but not limited to, facts or information on any Laws pertaining to or affecting the content, importation, taxation or the production, manufacture, packaging and distribution of the NTC Products.

6. Manufacturing Fee.

6.1 Manufacturing Fee. NTC shall pay SM a manufacturing fee (“Manufacturing Fee”) in accordance with Schedule 6.1 for each pound of the NTC Products produced, manufactured, packaged and distributed by SM hereunder, subject to periodic adjustments set forth in Section 6.2.

(a) Base Rate. The Manufacturing Fee has been determined based on the following pricing assumptions of SM (the “Base Rate”): (i) the price for the SM Items, labor, Packaging Materials, rent and utilities utilized in the manufacture, production and packaging of the NTC Products; (ii) a base volume of 7,153,000 for the NTC Products; (iii) the price for the storage of a maximum of two (2) weeks worth of tobacco leaf in the Manufacturing Plant (approximately 120,000 pounds); (iv) the price to load the NTC Product onto a truck (destined for NTC’s designated location) at the dock of the Manufacturing Plant; provided that NTC shall pay the freight costs to transport the NTC Product to the designated location (“SM Base Distribution”); (v) the per pouch weight of the NTC Products; (vi) Specifications are reasonably similar to the specifications of SM and/or industry standards; (vii) excludes the use of anything other than full Tersa bales and boxes for the leaf; (viii) quantity discounts and minimum order quantities for ingredient/materials and (xix) the cost of those items described as included in the Manufacturing Fee in this Agreement and the Ancillary Agreements.

(b) Government Fees, Costs Assessments or Other Expenses of NTC. Any fees of a Governmental Agency imposed on SM and directly attributable to the NTC Products, which SM would not have otherwise incurred absent this Agreement (“Government Expenses”), shall be allocated to NTC on the applicable per unit basis of the Government Agency, including, but not limited to, the federal excise tax and all such fees, costs and expenses described in Section 5.2.

(c) Additional Fees. The Manufacturing Fee does not include the following costs or savings of SM incurred, which shall be assessed to NTC in addition to the Manufacturing Fee in accordance with this Section 6.1(c) (“Additional Fees”): (i) the applicable ratable portion of the fuel surcharges incurred by SM in the purchase of those materials that are considered SM Items, which shall be based on the actual volume of the NTC Products attributable to such fuel surcharges, as set forth on Schedule 6.1(c) (“Fuel Surcharges”); and (ii) any distribution services provided by SM, except as otherwise set forth herein.

(d) Extreme Cost Fluctuations. If during the Term of this Agreement SM experiences an extraordinary and temporary increase to the cost of a Common Ingredient, which is beyond the reasonable control of SM, SM may request that NTC approve a temporary increase to the Base Rate to accommodate for such extraordinary and temporary increase that SM is experiencing; provided, however, if NTC approves such increase to the Base Rate, such increase shall not exceed the costs directly attributable to the NTC Products, based on volume. If SM requests that NTC approve such temporary increase to the Base Rate, SM shall provide NTC with detailed, current and historical, pricing information and supporting information for each month during the immediately preceding 12 months or from the date of the last CPI Increase to the Base Rate (whichever period is less), for all Common Ingredients. NTC is under no obligation to approve the temporary increase to the Base Rate. If NTC does approve such temporary increase, SM shall (i) continue to provide all price information for the Common Ingredients to NTC during such increase to the Base Rate, and (ii) all increases shall be invoiced separately in accordance with the invoice requirements of Section 7. If NTC does not approve such temporary increase to the Base Rate, SM may seek to mediate the dispute in accordance with the terms and conditions of Section 2.4. During any such mediation, the current and historical pricing information (described above) for all Common Ingredients shall be reviewed to determine the appropriateness of an increase to the Base Rate for such extreme and temporary cost increases in the Common Ingredients. Any adjustments to the Base Rate pursuant to this Section 6.1(d) shall not occur more than once during a 12 month period for the same Common Ingredient.

6.2 Reflection of Cost Change. Following the national publication of the annual CPI index, which is normally around January 15th of each calendar year during the Term, SM will provide notice of any adjustment to the Manufacturing Fee to reflect any applicable changes in costs incurred by SM in accordance with this Section 6.2. NTC shall pay the Manufacturing Fee of the previous calendar year during the month of January. Any Adjustments to the Manufacturing Fee will become effective on February 1 of the applicable calendar year.

(a) CPI Increases. SM may modify the Base Rate of the Manufacturing Fee to reflect the cost increases or decreases (if any) directly attributable to the components of the Base Rate of the Manufacturing Fee that SM will incur in the performance of its obligations provided herein (“Base Rate Increases”). Any increase by SM to the Base Rate to accommodate for the Base Rate Increases (“CPI Increases”) shall not exceed the five (5) year rolling National Consumer Price Index (“CPI”) as set forth on Schedule 6.2(a). The CPI Increase shall be calculated using the Compound Annual Growth Rate (“CAGR”) for each of the last five (5) years annual CPI (“Annual CPI”), which shall be calculated by: (i) dividing the Annual CPI of the previous calendar year by the Annual CPI from five (5) years ago; (ii) the quotient from (i) above shall be raised to the 1/5 power (“Five Year Annual Growth Rate”); and (iii) the number one (1) shall be subtracted from the Five Year Annual Growth Rate.

Example of Calculation for CPI Increases

Description	Amount

Annual CPI 2002	179.900
Annual CPI 2007	207.342
Divide (CPI 2007 / CPI 2002)	1.153
Raise to the 1/5th Power	1.0288
Subtract One for Average % Increase	2.880%

As a one time occurrence, the CPI Increase assessed on February 1,2009, shall be computed by (i) determining the Annual CPI for the 12 months ended December 2008 (this should be nationally published around January 15, 2009); and (ii) dividing the Annual CPI of 2008 by two (2).

(b) Volume Reduction Fee. SM may modify the Base Rate due to a reduction of the actual volume of the previous year (“Previous Year”) on all NTC Products compared to the actual volume of the year preceding the Previous Year (“Volume Reduction Fee”). The Volume Reduction Fee shall not be subject to the cap of CPI Increase. Any reduction to the actual volume determined using the method set forth above that is less than one (1) percent shall not trigger the application of the Volume Reduction Fee to the Base Rate. To determine the Volume Reduction Fee, every one (1) percent decrease in volume (plus fractional percentages greater than one (1) percent) shall cause an increase of .25 percent (one quarter of a percent) to be applied to the Base Rate. The 2008 base volume for the NTC Products will be 7,153,000 pounds. Schedule 6.2(b) sets forth an illustrative calculation of the Volume Reduction Fee and CPI Increase. Any and all calculations required pursuant to this Section 6 shall be rounded to the third decimal place.

(c) Volume Increase Adjustment.

(1) Organic Volume Increase Adjustment. Beginning in 2012 (“Lock-Out Period”), SM shall modify the Base Rate due to an increase of the actual volume of the Previous Year on all NTC Products compared to the actual volume of the year preceding the Previous Year (“Organic Volume Increase Adjustment”). The Organic Volume Increase Adjustment shall not be subject to the cap of the CPI Increase. Any increase to the actual volume determined using the method set forth above that is less than one (1) percent shall not trigger the application of the Organic Volume Increase Adjustment to the Base Rate. To determine the Organic Volume Increase Adjustment, every one (1) percent increase in volume shall cause a decrease of 0.250 percent to the Base Rate. Schedule 6.2(c)(1) sets forth an illustrative calculation of the Organic Volume Increase Adjustment.

(2) Acquisition Volume Increase Adjustment. Notwithstanding the foregoing, the Lock-Out Period shall not apply for any increase in the actual volume as a result of (i) acquisitions by NTC of other producérs of chewing tobacco or (ii) contractual arrangements entered into by NTC with other producérs of chewing tobacco (“Acquisition Volume Increase Adjustment”) The terms Acquisition Volume Increase Adjustment and Organic Volume Increase Adjustment shall be collectively referred to herein as “Volume Increase Adjustment.” The Acquisition Volume Increase Adjustment will be determined as follows: every one (1) percent increase in total actual volume shall cause a decrease of 0.1 percent to the Base Rate and in no case will the total decrease to the Base Rate be greater than 10%. Schedule 6.2(c)(2) sets forth an illustrative calculation of the Acquisition Volume Increase Adjustment.

7. Payment Terms. Every Monday, or the next business day if Monday is a national holiday, SM shall deliver by email to NTC an invoice, together with an itemized accounting, for the Manufacturing Fee incurred during the preceding week, and such invoice shall include the informational requirements set forth on Schedule 7. Additionally, any provision in this Agreement and any Ancillary Agreement that requires payment by NTC to SM in addition to the Manufacturing Fee shall be subject to the invoicing and payments of this Section 7. NTC shall pay such invoice within seven (7) days from the date of invoice. Payments of the Manufacturing Fee and any invoices shall be made through ACH Debit. If there is any dispute over an invoice, NTC shall pay the invoice as delivered and the parties shall negotiate in good faith to resolve any issues regarding any amounts in dispute. In the event payment is not timely received by SM, interest and penalties will apply as set forth on Schedule 7.

8. Modified or New NTC Products.

8.1 Modified NTC Products. During the manufacturing stage of this Agreement, SM shall make such modifications to the Specifications, NTC Items or SM Items for the NTC Products, as listed on Schedule 1.9, excluding those modifications described in Section 8.2, as reasonably directed by NTC, and subject to the prior approval of SM of the physical characteristics of such changes, which shall not be unreasonably withheld. The parties shall negotiate in good faith to determine any changes in the Manufacturing Fee directly associated with changes to costs as a result of such modifications and test run samples. If the parties are unable to reach an agreement regarding any such changes to the Manufacturing Fee, NTC may elect, in its sole discretion, to trigger the application of the provisions of Section 8.2.

8.2 New NTC Products. If NTC desires to have SM manufacture, produce, package and distribute additional or new products in accordance with the terms and conditions of this Agreement (“New NTC Products”), NTC shall provide written notice of its intent to add any such New NTC Products to Schedule 1.9. A chewing tobacco product of NTC shall be considered a New NTC Product if such product is not listed on Schedule 1.9. SM shall provide NTC with an estimated cost to manufacture, produce, package and distribute the New NTC Products based on existing costs for the NTC Products and the parties shall negotiate in good faith to determine a price for the New NTC Products. If there is no material change in the cost to manufacture, produce, package and distribute the New NTC Products, SM shall manufacture, produce, package and distribute the New NTC Products at a price that is the most comparable (in size and volume) to an existing NTC Product, as may be adjusted by the parties to reflect the costs attributable to the New NTC Product. If the parties are unable to reach an agreement on the price for the New NTC Products, NTC shall have the right to seek third party bids for the New NTC Products and select any such third party to manufacture, produce, package and distribute the New NTC Products. If SM is awarded the right to manufacture, produce, package and distribute any such New NTC Product, the parties shall amend Schedule 1.9 to include the New NTC Products within the definition of NTC Products and NTC shall provide SM with the Specifications for any such New NTC Products. Such Specifications will be reviewed and approved by SM for the purpose of assuring that SM is capable of providing the enumerated services hereunder for the New NTC Products within said Specifications and within SM’s normal cost standards, and such approval shall not be unreasonably withheld by SM. SM shall not be obligated to utilize any new automated equipment acquired by SM after the Effective Date for a maximum of twelve months for the production, manufacture or packaging of New NTC Products. If after that 12 month period, SM has available capacity SM will utilize available capacity to produce NTC products on said equipment (SM will make available to NTC all straight time production hours after SM products have been produced for the day and SM will make available to NTC overtime hours at an additional fee). If at any time, NTC desires to acquire and install any automated equipment in the Manufacturing Plant, NTC may either (i) purchase such automated equipment itself and SM shall install such automated equipment or (ii) SM shall (at the direction of NTC) purchase automated equipment. In both circumstances, SM shall adjust the Base Rate accordingly and SM shall only use such equipment on the packaging of the NTC Products.

9. Transportation.

9.1 Transportation Logistics. SM shall be responsible for the unloading of all Inventory for the NTC Products at the Manufacturing Plant and the loading of the NTC Products onto the designated carriers of NTC (“Designated Carriers”), a list of such carriers shall be provided to SM and may be amended from time to time by NTC upon prior written notice to SM. SM shall also be responsible for the coordination and arrangements for the transportation of the NTC Products with the Designated Carriers. NTC shall receive control and possession of the NTC Products either upon receipt of a bill of lading after the NTC Products have been loaded or upon completion of the unloading of the NTC Products at a distribution center.

9.2 Transportation Cost Responsibility.

(a) Normal Cost. SM shall pay the costs associated with arranging and coordinating the logistics services for the NTC Products with the Designated Carriers as well as loading and unloading the NTC Products at the Manufacturing Plant. NTC shall pay the Designated Carriers for the actual transportation costs of the NTC Products from the Manufacturing Plant to the designated delivery location.

(b) Abnormal Cost. SM shall be responsible for additional costs associated with emergency logistics requirements, expediting parts or other abnormal expenses resulting from any production inefficiency, willful misconduct or negligence of SM.

10. Customer Returns. NTC shall be responsible for delivery of all returned NTC Products to the Manufacturing Plant. NTC will assure that all returns comply with SM returned product requirements with respect to size, weight and electronic notification of content and SM will reasonably cooperate with NTC to allow it to comply with the SM requirements. SM shall provide NTC with training and education on its return system and requirements. SM shall process all returns at its sole cost and expense provided the TTB accepts the alternative method for handling the NTC product as it has for SM’s current product SM shall provide the TTB with an opportunity to inspect and certify destruction of the returned NTC Products. It is understood that_SM destroys all returned products, resulting in no reclaim. SM will seek and must receive approval from the TTB for any alternative procedure for the destruction of NTC Product other than as set forth herein before SM can be responsible for handling returned NTC Product. The responsibilities for the returns shall be allocated between SM and NTC in accordance with Schedule 10.

11. Recall and Other Service Campaigns.

11.1 Government Inquiry. In the event that any request, allegation or inquiry from, or any initial or final determination by, any Government Agency concerning suspected or alleged noncompliance with any governmental standard or regulation relating to any of the NTC Products is received by SM, SM shall promptly notify NTC and provide written notice describing such request or inquiry. NTC shall thereupon assume full responsibility to represent the interests of the parties in connection with such request, allegation, inquiry or determination. NTC, in its sole discretion, shall make the decision whether or not to conduct a recall campaign, or whether or not to challenge the determination of a Government Agency before the appropriate agency or in court. SM will reasonably cooperate with either decision by NTC regarding a recall campaign or challenge.

11.2 Recall Campaigns. If, as a result of field experience, test data or otherwise, SM believes it may be necessary or desirable to conduct a recall campaign or other service campaign relating to any of the NTC Products, written notice describing the evidence supporting such determination or belief shall be provided to NTC as soon as practicable. NTC, in its sole discretion, shall decide whether to conduct a recall campaign. If NTC decides to conduct a recall campaign for any of the NTC Products for any reason, SM shall reasonably cooperate in any such recall campaign. Unless otherwise agreed upon, all costs and expenses incurred as a result of a recall attributable to a Specification defect for the NTC Products or defects in NTC Items or other items supplied to SM by NTC or its agents, shall be the sole responsibility of NTC. All costs and expenses incurred as a result of a recall attributable to the production, manufacture or packaging of the NTC Products not in conformity with the duties of SM hereunder, shall be the responsibility of SM. NTC may, at its sole discretion, pay any costs or expenses associated with a recall campaign based on the non-conforming production, manufacture, packaging and distribution of the NTC Products; provided, however, NTC shall be reimbursed by SM for all reasonable costs and expenses that are associated with such recall.

11.3 Expenses. SM will indemnify and hold NTC harmless from and against any and all claims, losses, demands, penalties, fines, suits, judgments, settlements, damages (including incidental and consequential damages), costs and expenses (including, without limitation, reasonable attorneys’ fees), and expenses connected therewith, which, directly or indirectly arise out of or result from a recall attributable to the production, manufacture or packaging of the NTC Products that does not conform with the duties of SM hereunder. NTC shall be entitled to recover from SM, and SM shall reimburse NTC for, any and all reasonable and actual damages of NTC resulting from a recall attributable to the non-conforming production, manufacture or packaging of the NTC Products.

12. Indemnification and Limitation of Liability.

12.1 Indemnification by NTC. NTC shall indemnify, defend and hold harmless SM and its directors, officers, employees, agents, partners, affiliates and their personal representatives, successors and assigns (“SM Indemnitees”) from, and shall pay to SM Indemnitees the amount of any and all claims, liabilities, losses, demands, penalties, fines, suits, judgments, settlements, damages (including incidental and consequential damages), costs and expenses (including, without limitation, reasonable attorneys’ fees) (“Losses”) which SM Indemnitees shall suffer, sustain or become subject to by virtue of or which, directly or indirectly, arise out of or result from: (i) any act or omission of NTC in connection with any obligation under this Agreement or any Ancillary Agreement, (ii) any third party product liability claim or action (including claims or actions resulting from a defect attributed to the Specifications), (iii) the negligent, willful or intentional misconduct of NTC, (iv) any violation of any Laws, (v) any authorized act or omission of SM in connection with any obligation under this Agreement or any Ancillary Agreement, (vi) any breach of its obligations and warranties under this Agreement, or (vii) those Losses set forth in Section 12.3(b).

12.2 Indemnification by SM. SM shall indemnify, defend and hold harmless NTC and its directors, officers, employees, agents, partners, affiliates, and their personal representatives, successors and assigns (“NTC Indemnitees”) from, and shall pay to NTC Indemnitees the amount of, any and all Losses which NTC Indemnitees shall suffer, sustain or become subject to by virtue of or which, directly or indirectly, arise out of or result from: (i) any unauthorized act or omission of SM in connection with any obligation under this Agreement or any Ancillary Agreement, (ii) any third party product liability claim or action (excluding claims or actions resulting from a defect attributed to the Specifications), (iii) the negligent, willful or intentional misconduct of SM, (iv) any violation of any Laws, (v) any breach of its obligations and warranties under this Agreement, or (vi) those Losses set forth in Section 12.3(a). NTC shall have the authority, in its sole discretion, to settle any claims, complaints or other grievances of customers of the NTC Products without seeking the approval of SM; provided (x) the amount of an individual claim is not in excess of $250; (y) NTC obtains a release from such customer at or about the time at which payment is made; and (z) the aggregate total amount of such claims during a calendar year does not exceed $10,000.

12.3 Product Liability Claims. With respect to third-party product liability claims, whether based upon negligence, strict liability, or any other legal theory and whether including personal injury or property damage (individually or collectively, the “Product Liability Claims”), the parties agree as follows:

(a) Manufacturing Defects and Specification Non-Conformance. SM agrees to indemnify, defend and hold harmless NTC and the NTC Indemnitees from and against any and all Losses incurred by NTC or any NTC Indemnitee arising out of or related to Product Liability Claims resulting from any manufacturing defect relating to the NTC Products or the failure of the NTC Products to conform to the Specifications.

(b) Failure to Warn and Design Defects. NTC agrees to indemnify, defend and hold harmless SM and SM Indemnitees from and against any and all Losses incurred by SM or any SM Indemnitee arising out of or related to Product Liability Claims resulting from any failure to warn or design defect relating to the NTC Products, but only to the extent the NTC Products comply with the Specifications.

(c) Consumer Complaint Information. Upon execution of this Agreement NTC shall provide SM with the necessary historical information (preceding 24 months) regarding its consumer complaints related to the NTC Products. NTC shall, as soon as practical and at least once a week (if applicable) provide necessary information to SM of all consumer complaints it receives with respect to NTC Products produced by SM. All consumer complaint information should be sent to SM’s Quality Department representatives as determined by SM and provided to NTC in writing.

13. Change of Control; NTC’s Right of First Refusal with Respect to SM’s Sale of its Chewing Tobacco Unit or Sale, Lease or Disposition of the Manufacturing Plant.

13.1 Adoption of Agreement.

(a) Change of Control of SM. If SM intends to transfer all or substantially all its assets or transfers more than 50% of its equity interests to a third party, such third party must specifically adopt this Agreement in writing in order for SM to transfer its rights and.obligations under this Agreement. As a condition of any such transaction, any third party acquirer shall adopt this Agreement in writing. SM acknowledges and agrees that the failure of the third party acquirer to adopt this Agreement is a breach of a material provision of this Agreement and the terms and conditions of Section 2.3(a) shall apply. Any breach by a successor of SM, shall be treated as a default under this Agreement and the terms and conditions of Section 2.3(a) shall apply.

(b) Change of Control of NTC.

(1) Sale or transfer by NTC to third party who is not engaged in the manufacture of chewing tobacco products. NTC may transfer all or substantially all of its assets or transfer more than 50% of its equity interests to a third party that is not at the time of such transfer engaged in the manufacture of chewing tobacco products (“Non-Chewing Tobacco Manufacturer Transaction”). As a part of any such Non-Chewing Tobacco Manufacturer Transaction, NTC shall have the right to assign and delegate its rights, liabilities and obligations hereunder to such third party acquirer, and such third party acquirer shall specifically adopt this Agreement in writing.

(2) Sale or transfer by NTC to third party who is engaged in the manufacture of chewing tobacco products. If NTC intends to transfer all or substantially all its assets or transfers more than 50% of its equity interests to a third party who is at the time engaged in the manufacture of chewing tobacco products, such third party must specifically adopt this Agreement in writing in order for NTC to transfer its rights, liabilities and obligations under this Agreement; except the parties shall amend this Agreement (“Amended Agreement”) to (i) reduce the Term to a three (3) year period from the date of adoption by such third party acquirer, and (ii) grant the third party acquirer the option to transfer all, or any portion, the production and manufacture of the NTC Products in the 2nd and 3rd years of the Amended Agreement for a per pound fee [$0.50 per pound in year 2 (“Year 2 Fee”) and $0.10 per pound in year 3 (“Year 3 Fee”)] of the NTC Products transferred from the Manufacturing Plant (“Buy-Out Fee”). If the third party acquirer elects to transfer any of the NTC Products from the Manufacturing Plant during the 2nd year and/or 3rd year of the Amended Agreement, all Buy-Out Fees shall be paid to SM in accordance with Section 7 of this Agreement at the beginning of each applicable year.

a.           Year Two Pounds. To calculate the projected pounds of the NTC Products in the 2nd year of the Amended Agreement that may be subject to a Buy-Out Fee, the parties shall determine the total pounds of the NTC Products produced in the Manufacturing Plant during the 1st year of the Amended Agreement (“Year 1 Pounds”) and reduce the Year 1 Pounds by the average industry Tobacco Merchants Association (“TMA”) category decline in volume for the immediately preceding three (3) calendar years (“Year 2 Pounds”); provided, however, if there is a change in control of NTC during the first 12 months of the Term of this Agreement, for purposes of this Section 13.1(b)(2)a the year 1 Pounds shall be 7,153,000 pounds. If the third party acquirer elects to transfer any or all of the NTC Products from the Manufacturing Plant in the 2nd year of the Amended Agreement, the third party acquirer shall pay the Year 2 Fee for each pound of the NTC Products transferred from the Manufacturing Plant based on the Year 2 Pounds.

b.           Year Three Pounds. To calculate the projected pounds of the NTC Products in the 3rd year of the Amended Agreement that may be subject to a Buy-Out Fee, the parties shall determine the total pounds of the NTC Products either (i) actually produced in the Manufacturing Plant during the 2nd year (if any) of the Amended Agreement; or (ii) the Year 2 Pounds calculated pursuant to Section 13.1(b)(2)a herein (“Year 2 Pounds Calculation”) and reduce the Year 2 Pounds Calculation by the average industry TMA category decline in volume for the immediately preceding three (3) calendar years (“Year 3 Pounds”). If the third party acquirer elects to transfer any or all of the NTC Products from the Manufacturing Plant in the 3rd year of the amended Agreement, the third party acquirer shall pay the Year 3 Fee for each pound of the NTC Products transferred from the Manufacturing Plant based on the Year Three Pounds.

(3) Breach or Default. As a condition of any such transaction, any third party acquirer shall adopt this Agreement in writing. NTC acknowledges and agrees that the failure of the third party acquirer to adopt this Agreement is a breach of a material provision of this Agreement and the terms and conditions of Section 2.3(b) shall apply. Any breach by a successor of NTC, shall be treated as a default under this Agreement and the terms and conditions of Section 2.3(b) shall apply.

13.2 NTC’s Right of First Refusal to Acquire the Manufacturing Plant.

(a) NTC’s Right of First Refusal. In accordance with and subject to the terms of this Section 13.2, SM hereby grants to NTC the right of first refusal (“Right of First Refusal”) to purchase the Manufacturing Plant. Such Right of First Refusal shall commence on the Effective Date and shall end on the termination of this Agreement.

(b) NTC’s Right of First Refusal with respect to SM’s Sale of its Chewing Tobacco Unit. In the event that SM intends to sell, transfer, assign, or otherwise dispose of all or substantially all of its loose leaf chewing tobacco business unit or assets thereof (“SM Chewing Tobacco Unit”), NTC may exercise its Right of First Refusal unless one of the following events occur prior to the commencement of any sale, transfer, assignment or disposition of SM’s Chewing Tobacco Unit:

(1) SM and NTC agree in writing to move the manufacture, production, packaging and distribution of the NTC Products to another location of SM;

(2) Any proposed purchaser, transferee or assignee adopts this Agreement in accordance with the terms and conditions herein; or

(3) NTC waives in writing all of its rights with respect to this Section 13.2.

(c) NTC’s Right of First Refusal with Respect to SM’s Proposed Sale of Manufacturing Plant. In the event SM or any affiliate or successor of SM determines that it intends to sell the Manufacturing Plant, other than in a sale/lease back financing plan in which SM continues to be the operating entity, SM shall give written notice of such intention to NTC along with a fully executed copy of a purchase agreement between SM and a third party purchaser which sets forth the price and all other terms of the proposed sale. NTC shall have thirty (30) days after its actual receipt of such notice and copy of the purchase agreement from SM within which to elect to purchase the Manufacturing Plant at the price and under the same terms as that contained in the purchase agreement. In the event NTC does not elect to exercise such Right of First Refusal, then SM may sell the Manufacturing Plant, free of the Right of First Refusal, but only under the terms of the purchase agreement and only to the same party disclosed to NTC. If the sale does not take place as therein provided, NTC’s Right of First Refusal shall be reinstated and apply to all subsequent offers during the Term.

(d) NTC’s Right of First Refusal with Respect to SM’s Proposed Lease, Transfer, Assignment, Closure or Other Disposition of the Manufacturing Plant. In the event SM or any affiliate or successor of SM determines that it intends to lease, transfer, close or otherwise dispose of the Manufacturing Plant, SM, or its successor, shall give written notice of such intention to NTC describing all terms and conditions of such event. NTC shall have thirty (30) days after its actual receipt of such notice within which to elect to purchase the Manufacturing Plant at a price determined by an independent certified appraiser selected by the parties. In the event NTC does not elect to exercise such Right of First Refusal, SM may lease, transfer, close or dispose of the Manufacturing Plant, free of the Right of First Refusal, but only under the terms and conditions described in the notice. If such lease, transfer, closure or other disposition does not take place as therein provided, NTC’s Right of First Refusal shall be reinstated and apply to all subsequent events.

(e) NTC’s Election not to Exercise its Right of First Refusal to Acquire or Lease the Manufacturing Plant Pursuant to Section 13.2(c) or 13.2(d). In the event that SM intends to sell, lease, transfer, assign, close or otherwise dispose of the Manufacturing Plant and NTC does not elect to exercise its Right of First Refusal in accordance with Sections 13.2(c) or 13.2(d), one of the following events must occur prior to the commencement of any sale, lease, transfer, assignment, closure or other disposal of the Manufacturing Plant:

(1) SM and NTC agree in writing to move the manufacture, production, packaging and distribution of the NTC Products to another location of SM;

(2) Any proposed purchaser, lessee, transferee or assignee adopts this Agreement in accordance with the terms and conditions of Section 13.1; or

(3) NTC waives in writing all of its rights with respect to this Section 13.2.

(f) SM’s Compliance with Agreement. SM shall not (i) sell, transfer or dispose of its Chewing Tobacco Unit; nor (ii) sell, lease, transfer, assign, close or otherwise dispose of the Manufacturing Plant without complying with the applicable provisions of this Section 13.2(f). The provisions of this Section 13.2 shall not affect SM’s rights of relocation pursuant to Section 3 of this Agreement.

14. Representations and Warranties.

14.1 Representations and Warranties of SM. SM hereby represents, warrants, covenants and guarantees to NTC:

(a) The NTC Products shall conform to the Specifications, as approved by SM, and any other requirements of the NTC Products agreed to by SM that NTC has delivered to SM in writing. The NTC Products shall be suitable and fit for their intended purpose as tobacco products. The NTC Products shall be produced, manufactured, packaged and distributed in accordance with all applicable Laws;

(b) At no time during the Term nor for a period of three (3) years after the termination of this Agreement, shall SM, or any employee, agent, or representative of SM, reverse engineer any NTC Item, component, Proprietary Flavor, or any other materials used in the NTC Products;

(c) SM shall provide NTC with written notification of any reasonably anticipated material disruption or interruption of the services provided hereunder;

(d) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action. Furthermore, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will, directly or indirectly, violate any provision of any contract, agreement, or other obligation of SM. The performance by SM of any of the terms and conditions of this Agreement does not and will not constitute a breach or violation of any judgment or order or any agreement to which it is a party or by which it is bound;

(e) There are no adverse proceedings, claims or actions pending or threatened against SM which would impair or adversely affect SM’s ability to perform and comply with all terms, conditions and provisions contained in this Agreement; and

(f) SM has the technical and business know-how and technical ability to produce, manufacture, package and distribute the NTC Products in compliance with this Agreement in a timely manner. SM has and shall maintain the necessary personnel to conduct its business in the manner required by this Agreement.

14.2 Representations and Warranties of NTC. NTC hereby represents, warrants, covenants and guarantees to SM:

(a) The NTC Products, if produced, manufactured, packaged and distributed in accordance with the Specifications and all applicable Laws, shall be suitable and fit for their intended purpose as tobacco products;

(b) At no time during the Term nor after the termination of this Agreement, shall NTC, or any employee, agent, or representative of NTC, make any personal or third party use of any SM Item or disclose any Confidential Information of SM in violation of the terms of this Agreement;

(c) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action. Furthermore, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will, directly or indirectly, violate any provision of any contract, agreement, or other obligation of NTC. The performance by NTC of any of the terms and conditions of this Agreement does not and will not constitute a breach or violation of any judgment or order or any agreement to which it is a party or by which it is bound; and

(d) There are no adverse proceedings, claims or actions pending or threatened against NTC which would impair or adversely affect NTC’s ability to perform and comply with all terms, conditions and provisions contained in this Agreement.

15. General Provisions.

15.1 Assignment. Neither this Agreement, nor any right (other than a right to receive payment), nor obligation hereunder may be assigned or delegated to any third person or entity in whole or in part whether by operation of law or otherwise. Any attempt to assign this Agreement shall trigger the provisions of Section 13.

15.2 Amendments; Persons Authorized to Act for the Parties. Each change, variation or modification of this Agreement shall be effective only when made in writing and signed by an authorized officer or representative of each of the parties.

15.3 Notice. Any notices permitted or required by this Agreement shall be deemed made on the day personally delivered in writing, mailed by certified or registered mail, postage paid, to the other party or received via email at the address set forth below, or to such other persons and address as either party may designate in writing (the “Notice”):

If to NTC:	National Tobacco Company, L.P.
3029 W. Muhammad Ali Blvd.
P.O. Box 32980
Louisville, KY 40232-2980
Attn: General Counsel

With a copy to:	Greenebaum Doll & McDonald PLLC
3500 National City Tower
101 South Fifth Street
Louisville, Kentucky 40202
Attn: C. Christopher Muth
Richard S. Cleary

lf to SM:	Swedish Match North America, Inc.
7300 Beaufont Springs Drive, Suite 400
Richmond, Virginia 23225
Attn: Vice President, Operations & Supply

With a copy to:	Swedish Match North America, Inc.
7300 Beaufont Springs Drive, Suite 400
Richmond, Virginia 23225
Attn: General Counsel

15.4 Force Majeure. In the event that either party hereto finds itself unable, by reason of Force Majeure as defined herein, to carry out its obligations hereunder, in whole or in part, the obligations of the party to the Agreement to the extent that it is affected by such Force Majeure shall be suspended as long as the impossibility so caused lasts, except as otherwise provided herein. The term “Force Majeure” as used herein means any event, whether accidental or not, beyond the control of the party affected by such event, but not necessarily unpredictable by such party, including, but not limited to, any natural calamity, war (whether declared or not), civil war, terrorism, riot, sabotage, blockade, organized labor strike or work stoppage, fire, explosion, wind, flood, earthquake or weather which materially interrupts manufacturing facilities or transportation systems.

During an event of Force Majeure affecting only a certain portion of SM’s ability to perform its obligations under this Agreement, SM shall allocate its resources and capacity to manufacture, produce, package and distribute its own products and the NTC Products on a pro rated basis proportional to the latest 6 months of historical volumes by the parties during the Force Majeure.

15.5 Transaction Upon and After Expiration or Termination. Upon the expiration or termination of this Agreement for any reason whatsoever, (i) the credits and liabilities which have effectively arisen under this Agreement prior to such expiration or termination. shall continue to remain in force; (ii) neither SM nor any third party at the request of SM shall produce, manufacture, package and distribute the NTC Products unless otherwise agreed by NTC in writing; (iii) neither party hereto shall disclose to any third party for any purpose or use for such party’s own benefit, any (1) information regarding the process or technique of manufacturing the NTC Products or parts for the NTC Products, (2) the design, processes and operations of SM in the production, manufacturing, packaging or distribution of the NTC Products, and (3) the intellectual property or any other confidential know-how, information or knowledge of the other party which has been obtained under or in connection with this Agreement, unless otherwise permitted by the owner thereof in writing; (iv) each party shall return to the other, or dispose of, any items of the other party in its possession as directed by such other party; (v) within 30 days following such termination or expiration of this Agreement, NTC may enter and inspect the Manufacturing Plant in order to ensure that SM has observed its obligations stipulated in this Section 15.5 or elsewhere in this Agreement; and (vi) within 30 days following such termination or expiration of this Agreement, SM may enter upon and inspect any NTC facility in order to ensure that NTC has observed its obligations stipulated in this Section 15.5. Each party reserves the right to claim damages against the other in the event of a failure by such other party to perform its obligations stipulated herein. In no event shall (i) NTC have the right to purchase SM-owned Plant Machinery, or (ii) SM have the right to purchase the Leased Equipment without prior written consent.

15.6 Third Person. Except as expressly contemplated in this Agreement by the parties hereto, nothing in this Agreement is intended, or shall be construed, to confer upon or to give any other person or entity any legal or equitable rights, remedies or benefits under or by reason of this Agreement.

15.7 Cumulative Remedies; Specific Performance. No right or remedy conferred upon or reserved to any of the parties under the terms of this Agreement is intended to be, nor shall it be deemed, exclusive of any other right or remedy provided in this Agreement or by law or equity, but each shall be cumulative of every other right or remedy. The parties understand and acknowledge that a party may be damaged irreparably by reason of a failure of another party to perform any obligation under this Agreement. Accordingly, if any party attempts to enforce the provisions of this Agreement by specific performance (including preliminary or permanent injunctive relief), the party against whom such action or proceeding is brought waives the claim or defense that the other party has an adequate remedy at law. Each party hereby affirmatively waives the requirement that a party seeking enforcement of this Section 15.7 post any bond, demonstrate the likelihood of irreparable damage, or demonstrate that any actual damages will be suffered as a result of a party’s breach of any provision of this Agreement.

15.8 Alternative Dispute Resolution. Subject to either party’s right to seek injunctive relief, in the event of a dispute concerning this Agreement or the parties’ obligations hereunder, the parties shall endeavor in good faith to settle the dispute through negotiation and the Mediation Remedy set forth in Section 2.4. If the dispute cannot be resolved through negotiation or mediation or another mutually agreeable dispute resolution mechanism, the parties agree to submit the matter in dispute to binding arbitration. Written notice of the intent to submit a matter to arbitration shall be given by the party requesting it. The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association and its Supplementary Procedures for Large, Complex Disputes and conducted in a neutral location mutually agreed upon by the parties. Three (3) arbitrators shall be used to decide the outcome of the arbitration. Each party shall select one (1) arbitrator, and the two (2) selected arbitrators will then select a third arbitrator.

15.9 Governing Law and Forum. This Agreement is made in the Commonwealth of Kentucky and shall be governed by, construed and enforced in accordance with the laws of Kentucky, without regard to principles of conflicts of laws. Notwithstanding that the parties have agreed that any dispute hereunder shall be resolved pursuant to Section 15.7 of this Agreement, the parties agree that the federal and state courts sitting in Cincinnati, Ohio have personal jurisdiction over the parties and that proper jurisdiction and venue for any dispute arising from or under this Agreement which shall be the subject of an injunction, such other equitable relief as may be necessary to protect a party’s interest, or the enforcement of an arbitration panel or similar alternative dispute resolution body, shall be commenced in the federal or state courts sitting in Cincinnati, Ohio.

15.10 Nondisclosure of Confidential and Proprietary Information.

(a) Confidential Information. The term “Confidential Information” shall mean: (i) any items, concepts, processes, systems, technical know-how or information promotional material, recipes, documents, specifications (including Specifications), proprietary information, supplied, disclosed, divulged and/or provided by either party in connection with (a) the production, manufacture, packaging and distribution of the NTC Products, (b) the production, manufacture, packaging and distribution of any products of SM, and/or (c) this Agreement; (ii) the intellectual property of a party; (iii) all documents, records, data compilations, computerized records, drawings, photographs, models or other items, concepts, process or information to which either party may be provided access by the other party; (iv) any other information derived by either party as a result of performing the obligations of this Agreement; and (v) certain terms and conditions of this Agreement that are not excluded pursuant to Section 15.10(b).

(b) Exclusions. The term “Confidential Information” shall not include information that is: (i) or becomes available in the public domain through no wrongful act of either party; (ii) already in a party’s possession prior to the performance of the obligations hereunder without an obligation of confidentiality; (iii) independently developed by a party without access to the Confidential Information; (iv) required to be disclosed by a party in the course of performance of its obligations under this Agreement; (v) required to be disclosed pursuant to any applicable Law; or (vi) required to be disclosed pursuant to any final and unappealable order of a court of competent jurisdiction or Government Agency served on either party, provided that (to the extent legally permitted) the receiving party gives the other party written notice within two (2) days of receipt of such order and at least thirty (30) days prior to the disclosure of any Confidential Information pursuant to such order. The required disclosures of information in subsections (iv) and (v) of this Section 15.10 shall be limited in scope to that which is necessary to fulfill obligations herein and/or comply with applicable Laws.

(c) Use of Confidential Information. Except as otherwise authorized in writing by either party, or except as may be required by a final and unappealable order of a court of competent jurisdiction or a Government Agency, and in accordance with the terms and conditions of the Confidentiality Agreement, neither party shall and neither party shall permit any related parties, or any other person under the control of such party, to (i) communicate, disclose, describe, characterize, duplicate, imitate or otherwise make known any Confidential Information to any third person or entity; or (ii) use any Confidential Information for the party’s financial benefit, or the financial benefit of any employee, officer, director or agent of such party, or for any other purpose than to achieve the purposes of the Agreement. Each party shall communicate and/or disclose such Confidential Information to only those employees, officers, directors or affiliates of such party that have a need to know and must receive certain Confidential Information for the performance of his or her activities hereunder (“Approved Employees”).

(d) Protection of Certain Confidential Information. Pursuant to the terms and conditions of the Confidentiality Agreement, each party shall designate in writing the type of Confidential Information of such party that an Approved Employee of the other party is entitled to access or receive, and such other party shall not disclose or communicate, or permit disclosure or communication of, any other type of Confidential Information to such Approved Employee.

(e) Other Obligations. In accordance with the terms and conditions of the Confidentiality Agreement, the parties shall (i) take all reasonable steps to keep the Confidential Information confidential and (ii) cause each of their respective directors, officers, employees, subcontractors and agents exposed to any of the Confidential Information to keep all Confidential Information confidential. The parties specifically agree that due to the highly sensitive nature of the Confidential Information, the obligations to maintain secrecy and confidentiality set forth herein shall continue indefinitely beyond the termination of the Agreement.

(f) Agreement to Return all Property and Information. SM agrees that, upon (i) written request by NTC; or (ii) the expiration or termination of this Agreement, SM shall promptly deliver to NTC all property, information, documents, and Confidential Information of NTC. NTC agrees that, upon (i) written request by SM; or (ii) the expiration or termination of this Agreement, NTC shall promptly deliver to SM all property, information, documents, and Confidential Information of SM. Each party may keep one copy of all records and other Confidential Information only to the extent needed for archival purposes and as otherwise required by law.

15.11 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

15.12 Survival. The provisions of this Agreement which by their very nature are intended to survive the termination of this Agreement, including, but not limited to, Sections 4.5, 5.9(a)(2), 5.14, 10, 11, 12, 14.1(b), 15.5, 15.6, 15.7, 15.8, 15.9, 15.10, 15.11 and 15.21 shall survive the termination of this Agreement and remain the binding obligations of the parties hereto.

15.13 Insurance. During the term of this Agreement, SM shall, at its own cost and expense, procure and maintain in full force and effect, insurance with reputable insurance companies rated A or better by insurance rating companies such as A.M. Best, of the type and in such amounts as adequate for all risks in accordance with customary business practices within the industry, which may include the use of high deductible or retention policies, including, but not limited to (i) worker’s compensation and employer’s liability insurance providing statutory coverage that will comply in all respects to the statutes of the Commonwealth of Kentucky and providing employer’s liability limits consistent with SM’s current coverage for all claims in one policy period; (ii) commercial general liability, including coverage for products, completed operations, contractual liability, bodily injury and property damages consistent with SM’s current combined single limit per occurrence; (iii) automobile liability and/or vehicle liability, including owned, non-owned and hired vehicles with limits in accordance with SM policies and procedures; and (iv) umbrella liability and excess liability coverage consistent with SM’s current coverage per occurrence applying excess of employer’s liability and of insurance required in (ii) and (iii) above. Coverage may be in the form of automobile and/or vehicle liability and/or umbrella coverage. At NTC’s request, NTC, and any additional entity related to NTC, shall be added as an additional insured party on all policies effected to obtain the above coverage. Upon the execution of this Agreement, SM shall provide to NTC certificates of insurance endorsed by an authorized representative of the insurance provider evidencing that the insurance required hereunder is in full force and effect and that such insurance will not be canceled or materially changed without giving NTC at least thirty (30) days prior written notice.

15.14 Compliance with Applicable Law. Each party agrees to comply with all applicable Laws in the performance of this Agreement.

15.15 Exhibits; Entire Agreement. All referenced exhibits, schedules, appendices or other attachments to this Agreement (collectively, the “Attachments”) shall constitute part of this Agreement and shall be deemed to be incorporated into this Agreement by reference and made a part of this Agreement as if set out in full at the point where first mentioned. This Agreement, including the Attachments constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes any and all prior understandings and agreements, either oral or written, relating thereto. By signing this Agreement, the parties acknowledge receipt of all Attachments, and the terms thereof, incorporated by reference into this Agreement.

15.16 Counterparts. This Agreement may be executed in any number of counterparts and by each party hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Facsimile copies of signatures will be treated as originals for all purposes.

15.17 Successors and Assigns. Subject to the provisions of Section 13, this Agreement is binding on the parties hereto and their respective successors and permitted assigns.

15.18 Enumeration and Headings; Gender and Number. All enumeration, headings and captions contained in this Agreement are for convenience of reference only and shall not affect, or be construed as affecting, the meaning, interpretation or construction of this Agreement. The plural form and masculine form of all nouns and pronouns used herein shall be construed as including the singular form and feminine form, respectively, and the singular form and feminine form of all nouns and pronouns used herein shall be construed as including the plural form and masculine form, respectively, as the context may require.

15.19 Construction. This Agreement has been negotiated by the parties and their respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party. Any ambiguity will not be construed or interpreted against the drafting party.

15.20 Non-solicitation of Employees. Except as provided in this Agreement, during the Term and for 6 months after the expiration or termination of this Agreement, neither party shall directly solicit any employees of the other party without such other party’s written consent; however, this shall not preclude the indirect solicitation of employees through general advertisements or recruiting efforts conducted by persons who were not directly involved in the management of the delivery or receipt of the services hereunder and are not acting under the direction of persons so involved, and either party may discuss employment with, and hire, such persons who respond to such indirect solicitations or initiate such discussions on their own. Further, during the term and for 6 months after expiration of the termination of this Agreement, NTC shall not directly solicit any member of SM’s sensory panel referenced in Section 5.7 above without SM’s prior written consent.

15.21 Publicity. Except as otherwise required by applicable Laws, neither party shall use the other party’s name in any media release, public announcement or public disclosure relating to this Agreement without the prior written consent of the other party.

15.22 Right to Provide Services. Except as otherwise expressly set forth herein or agreed to in writing by the parties, SM and the SM personnel providing services to NTC may perform similar services for other parties, and this Agreement shall not prevent SM from using personnel and equipment utilized hereunder for such other parties.

[Signature Page Follows]

In Witness Whereof, each of the parties has caused this Agreement to be duly executed by their respective duly authorized representatives as of the Effective Date.

National Tobacco Company, L.P.

By:

Title:
(“NTC”)

Swedish Match North America, Inc.

By:

Title:
(“SM”)

In Witness Whereof, each of the parties has caused this Agreement to be duly executed by their respective duly authorized representatives as of the Effective Date.

National Tobacco Company, L.P.

By:

Title:
(“NTC”)

Swedish Match North America, Inc.

By:

Title:	President
(“SM”)

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